EXHIBIT 10.2

Emerson Healthcare LLC
Account Services Agreement

This Account Services Agreement (this “Agreement”) dated as of this 27th day of August, is between Emerson Healthcare LLC, a Pennsylvania limited liability company located at 407 E. Lancaster Avenue, Wayne, PA 19087 (“Emerson”), and SCOLR Pharma, Inc., a Delaware corporation located at 19204 North Creek Pkwy #100, Bothell, WA (“SCOLR”).

WHEREAS, SCOLR and an affiliate of Emerson (the “Sales Affiliate”) have entered into a Sales Agency Agreement effective as of August 1, 2010 (the “Sales Agreement”) pursuant to which the Sales Affiliate will act as a non-exclusive sales agent for SCOLR’s nutritional product line; and

WHEREAS, Emerson provides logistic, distribution and account related services; and

WHEREAS, SCOLR wishes to appoint Emerson as its agent solely for purposes of the services described herein, and Emerson wishes to accept such appointment and provide such services to SCOLR; and

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.           Defined Terms.  Capitalized terms used herein but not defined shall have the meanings given to them in the Sales Agreement.

2.           Appointment.  SCOLR hereby appoints Emerson as its agent solely for purposes of performing the logistics, distribution and account management services described herein (the “Services”).  Emerson hereby accepts such appointment and agrees to perform the Services in accordance with the terms of this Agreement.

3.            Duties of Emerson.

(a)           Emerson shall diligently perform the services of a logistics, account and collections manager according to procedures established by Emerson and SCOLR from time to time, as contemplated by Section 3(b).  The Services shall include the following:

(i)	Emerson shall process and ensure timely fulfillment of orders received from the Sales Affiliate, including the arrangement of warehousing, freight and remittance services with respect to such orders.

(ii)
Emerson shall keep accurate and updated records of the locations of all Products distributed to SCOLR’s customers, and current levels of retail inventory stock at each such customer.  Emerson shall monitor customer sell-through and keep accurate records of returns, damages, promotional charges and similar items.

(iii)
Emerson shall arrange notification procedures, warehousing, freight and/or destruction of returned or recalled Products, and shall arrange and settle the accounts of customers in respect of returns, damages, promotional charges and similar items.

(iv)	Emerson shall maintain accurate records of customer accounts, accounts payable in respect of sales of Products and related logistics expense, accounts receivable and aging and collected accounts.

(v)
Emerson shall manage collections of SCOLR’s accounts, and shall use all commercially reasonable efforts to collect accounts as promptly as possible.  Emerson shall deposit and hold all monies collected by or which otherwise come under the control of Emerson (the “Received Accounts”) in a separate and segregated account pursuant to Section 7 hereof (the “Deposit Account”).

(vi)
At least once weekly, on a day to be agreed upon by SCOLR and Emerson, Emerson shall disburse from the Deposit Account to SCOLR all amounts deposited therein, except that Emerson shall be entitled to retain such amounts as are necessary, using cash management procedures established by SCOLR and Emerson, to pay sales commissions (including those of the Sales Affiliate), promotional charges and other third party expenses, and apply or withhold any additional funds in the amount chargeable to SCOLR, with respect to freight, warehousing (storage and labor) and other charges associated with the distribution of the Products using Emerson’s warehouse, logistics terminal and shipping facility (the “Distribution Facility”).  Notwithstanding the foregoing, Emerson shall be entitled to withhold, and maintain in the Deposit Account additional amounts as follows:

(A) if excess or unusual commitments related to sales promotional obligations are reasonably likely to interfere with Emerson’s normal cash flow patterns associated with SCOLR’s account, and withholdings are reasonably necessary for Emerson to perform its duties as a paying agent hereunder, Emerson shall be permitted to withhold additional amounts in proportion to such condition, and for such time as such condition persists, except that the amount of any such withholding shall not exceed the financial liability associated with the excess promotional obligation;

(B)  to the extent any Product is reasonably likely to be discontinued by a Customer, Emerson shall be permitted to withhold such amount as is reasonably necessary to cover obligations associated with any reasonably expected increase in Product returns.

(C)  to the extent reasonably necessary as a reserve against forecasted returns, damages and allowances, Emerson shall be permitted to withhold and reserve such amount as is customary in the over-the-counter pharmaceutical and nutritional supplement industry.

(vii)
Emerson shall be permitted to make withholdings in accordance with Section 3(a)(vi) only during such time and in such amounts as such withholdings are reasonably necessary under accounting reserve practices common in the over-the-counter pharmaceutical and nutritional supplement industry.  Further, with respect to withholdings proposed to be made by Emerson under Section 3(a)(vi)(C) in connection with initial shipments of a Product, Emerson shall inform SCOLR of its intended withholding pattern prior to fulfilling any such order.

(b)           As promptly as practicable after execution of this Agreement SCOLR and Emerson shall jointly develop written policies and procedures detailing the operational responsibilities of each party with respect to the Services and the activities and transactions contemplated by this Agreement (the “Standard Operating Procedures”).  The Standard Operating Procedures may be updated and modified from time to time by agreement of SCOLR and Emerson. Without limitation, the Standard Operating Procedures shall address procedures related to deposit account management, cash management, collections and disbursement procedures and criteria, procedures related to product events (such as recalls, returns and delayed shipments),  inventory reporting, expense forecasting, schedules of tariffs, rates and other charges applicable to SCOLR for logistics, distribution and warehousing services available or to be performed at the Distribution Facility and the manner in which such charges are calculated and applied, and such other matters as the parties shall agree should be included in the Standard Operating Procedures.  The parties shall perform their respective duties and obligations in material compliance with the Standard Operating Procedures.

4.  Duties of SCOLR.

(a)
SCOLR shall maintain inventory of the Products in amounts consistent with the Sales Forecast (as such term is defined in the Sales Agreement) delivered by the Sales Affiliate on December 1 of each year pursuant to the Sales Agreement.

(b)	If, SCOLR’s account with Emerson incurs a debit balance, SCOLR shall promptly pay, or shall promptly pay Emerson the amount of such debit balance.

5. Reporting.

(a)           Emerson shall provide and permit SCOLR to electronically access collections, aging, sales, expense and other financial and accounting reports as reasonably requested by SCOLR.

(b)           In furtherance and not in limitation of Section 5(a) above, Emerson or the Sales Affiliate shall provide accurate reporting of its sales and account service activities in such form and with such frequency as SCOLR shall reasonably request, including without limitation the provision of daily sales and collections reports.  Notwithstanding the foregoing, such reports shall include Net Sales by product, customer and date, any promotional activity or charges and any returned or damaged goods, along with collections by customer. Additionally, on or before the fifth day of each month, Emerson or the Sales Affiliate shall promptly provide SCOLR with a collections report showing all amounts collected, outstanding and aged as of the last day of the previous month.

6.  Compensation.  In consideration of the Services provided hereunder (and exclusive of charges for services rendered at the Distribution Facility) SCOLR shall pay to Emerson, via a monthly debit from the Separate Account, * percent (*%) of gross sales of the Products.

* Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

7.  Separate Account; Disclaimer of Ownership by Emerson.

(a)           Emerson hereby agrees to track all accounts receivable attributable to SCOLR separately from any other accounts receivable of Emerson and shall employ sound accounting and financial reporting procedures and internal controls that ensure such separate tracking and the accurate compilation and reporting of such amounts.  Emerson acknowledges and agrees that it is managing SCOLR’s accounts receivable and collections as a service, and that any cash received on such accounts is for the benefit of SCOLR only, and that Emerson acts merely as an account services provider and collections agent on the SCOLR’s behalf.  Emerson expressly and specifically disclaims any interest in such accounts, and any cash or other proceeds thereof, including without limitation any interest in the nature of ownership, or as security for obligations of SCOLR to Emerson, the Sales Affiliate or any affiliate of thereof, and agrees not to assert any contrary position at any time.

(b)           Emerson shall maintain all funds received by it on SCOLR’s behalf in a segregated Account established by Emerson at an FDIC insured deposit bank, which names Emerson as the account holder for the benefit of SCOLR (the “Deposit Account”).  Only Emerson has or will have access to the funds deposited in the Deposit Account from time to time.  All Received Accounts or other monies received by Emerson on SCOLR’s behalf shall be deposited only in the Deposit Account.  The Deposit Account names Emerson as the holder solely to permit Emerson to transact business on the Deposit Account as agent in accordance with the terms of this Agreement and the Services Agreement.  Emerson expressly and specifically disclaims any interest in such accounts, and any cash or other proceeds thereof, including without limitation any interest in the nature of ownership, or as security for obligations of SCOLR to Emerson, the Sales Affiliate or any affiliate of thereof, and agrees not to assert any contrary position at any time.  Emerson expressly acknowledges that neither it nor the Sales Affiliate shall have any right of set-off against the Deposit Account for any claims, including claims for payment, made by Emerson, the Sales Affiliate or any affiliate thereof.

(c)           Emerson shall be entitled to withdraw from the Deposit Account any fees or other amounts owing to Emerson pursuant to the Services Agreement, only when due, and absent any notice from SCOLR disputing the amount.

8.           Term. Except as provided otherwise herein, this Agreement shall remain in effect for a term of twelve (12) months from the date hereof (the “Initial Term”) unless earlier terminated in accordance with this Agreement.  Thereafter, this Agreement shall automatically extend for successive additional twelve (12) month terms (each a “Renewal Term”).

9.           Termination; Effect of Termination.

(a)
Termination, Notices.  This Agreement may be terminated by either party at any time for any or no reason by delivering a written notice (a “Termination Notice”) to the other party setting forth the effective date of the termination (the “Termination Date”), which must be a date at least twelve (12) months after delivery of the Termination Notice.  Notwithstanding the foregoing, either party may terminate this Agreement for Good Cause by providing a Termination Notice setting forth in reasonable detail the circumstances that constitute Good Cause for termination, and identifying the Termination Date, which must be a date at least ten (10) days from the date of the Termination Notice.

(b)
Termination for Good Cause. For purposes of this Agreement a party shall have “Good Cause” to terminate this Agreement if  (a) the other party or any affiliate or agent of the other party commits a felony, or a crime involving theft, embezzlement, material dishonesty or moral turpitude in relation to the matters contemplated hereby or by the Services Agreement; (b) the other party or any affiliate or agent of such party makes any material intentional misrepresentation or material prejudicial non-disclosure to the terminating party in connection with the performance of such party’s duties and obligations under this Agreement or the Services Agreement; (c) the other party or any affiliate or agent of the other party commits any material breach of this Agreement or the Sales Agreement, or fails to perform its material duties under this Agreement or Sales Agreement, which failure or breach shall not be cured to the other party’s reasonable satisfaction within 30 days after notice thereof, or (d)  the other party fails to perform its material duties under this Agreement, which failure shall not be cured to the other party’s reasonable satisfaction within 30 days after notice thereof, or (e) the other party seeks protection under bankruptcy laws or any receivership, trustee, creditors’ arrangement or comparable proceeding, or any comparable proceeding is instituted (including an involuntary bankruptcy petition) and is not dismissed within forty-five (45) days.

(c)
Effect of Expiration or Termination.  On and as of the Termination Date, and except as expressly provided Section 21, (a) all rights and obligations of Emerson and SCOLR shall terminate, (b) any and all sums owed by one party to another shall become immediately due and payable (c) and all property of one party in the possession of the other shall be returned.  For the avoidance of doubt, each of SCOLR and Emerson shall not be relieved of their duties and obligations under this Agreement until the Termination Date, notwithstanding the delivery of a Termination Notice.  All payments due from one party to the other pursuant to the terms of this Agreement for the period beginning on the date of a Termination Notice and ending on the Termination Date shall be calculated and paid in accordance with the provisions hereof, as may be modified or amended from time to time.

10.           Inspection of Books and Records.  Emerson or the Sales Affiliate shall keep and preserve at its principal place of business accurate and complete copies of all books and records relating to the subject of this Agreement and the Sales Agreement during the term of such agreements, and for a period of two (2) years thereafter.  During such period SCOLR shall be permitted without notice, at its expense, to inspect, copy and take extracts from such books and records for any purpose.  In furtherance and not in limitation of the foregoing, such records shall include, at a minimum, records of: (i) all sales slips and invoices, (ii) all sales expenses include freight, logistics, remittance and other information and records concerning the business, (iii) all collections and account information and (iv) banks statements showing all inflows and outflows of cash in connection with the transactions and procedures contemplated by the terms of this Agreement.  At the conclusion of such inspection Emerson shall pay to SCOLR any amounts shown to be due to SCOLR as a result of an overpayment by SCOLR or underpayment by Emerson in connection with the Sales Agreement or the Services Agreement.  Further, to the extent that the inspection reveals an amount owing to SCOLR that is greater than $25,000, then Emerson shall reimburse SCOLR for the costs and expenses associated with its inspection of the Books and Records and any action to collect such amounts, including without limitation, attorney’s fees, costs and expenses.

11.           Expenses. Except as specifically contemplated by this Agreement, Emerson shall be solely responsible to pay for all costs and expenses associated with its normal operation and the performance of the Services.

12.           Business Practices.  Emerson will at all times deal honestly, fairly and equitably with customers, and will not engage in any deceptive, misleading or unethical trade, billing or collections practice, or any other conduct or activity which tends to mislead, deceive or defraud the public, or to adversely affect the good name or reputation of SCOLR, its affiliates, or the Products.  Emerson shall at all times conduct its collections procedures in accordance with applicable law.

13.           Indemnification. SCOLR shall indemnify, defend, release and hold Emerson and its agents and employees harmless from and against any and all claims, suits, damages, liabilities, judgments, costs and expenses (including but not limited to legal fees, settlements and judgments) (collectively “Damages”) arising out of or related to any bodily injury, death, damage to property or other damage attributable, or alleged to be attributable to, any of SCOLR’s products, including but not limited to any products liability claims attributable, or alleged to be attributable to, any of SCOLR’s products, except to the extent that such Damages are the result of negligence, contributory or otherwise, of Emerson or its assignee in the performance or delegation of the Services.  Emerson shall indemnify, defend, release and hold SCOLR and its agents and employees harmless from and against any obligations or Damages arising out of or related to any action by Emerson which constitutes a breach of this Agreement, except to the extent that such obligations or Damages are the result of negligence, contributory or otherwise, of SCOLR.

14.            Confidentiality.  Emerson agrees to keep confidential the term of this Agreement, and for thirty-six (36) months after the later of (i) the expiration or earlier termination of this Agreement or (ii) the expiration or earlier termination of the Sales Agreement, all information (the “Information”) provided to it by SCOLR that is (i) material and non-public or (ii) confidential and proprietary.  Notwithstanding any provision herein to the contrary, Emerson may disclose nonpublic information to its affiliates, agents and advisors whenever Emerson determines that such disclosure is necessary to provide the services contemplated hereunder or for internal control or compliance purposes.  For purposes of this Section 11, the Information shall include, without limitation, non-public information, whether disclosed orally or in writing by SCOLR, or generated internally by Emerson, concerning: (i) sales, revenue, orders, inventory, collections and similar financial information related to sales by SCOLR of nutritional products; (ii) plans and forecasts, whether relating specifically to SCOLR’s nutritional business or to SCOLR’ other businesses; (iii) the existence of and information concerning actual or potential Acquisitions or other transactions contemplated by this Agreement; (iv) information regarding SCOLR’s proprietary drug-delivery technology to the extent identified by SCOLR orally or in writing as confidential, or if no such designation is made, to the extent that the confidential nature of such information is reasonably apparent from the circumstances of disclosure.

15.             Securities Laws.  Emerson hereby acknowledges that it is aware, and that it will advise its affiliates, agents and assignees who are informed of the matters that are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from the issuer of such securities material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.  Further, Emerson hereby acknowledges and consents to any public or other disclosure concerning this Agreement made by SCOLR pursuant to regulatory or legal obligations, including without limitation disclosure by SCOLR of the material terms of this Agreement, and the filing by SCOLR of a copy of this Agreement pursuant to applicable requirements of the U.S. Securities and Exchange Commission or any securities exchange on SCOLR’s securities are listed.

16.             Attorneys’ Fees.  If any action or suit in law or equity or any arbitration proceeding is initiated to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover its costs and expenses incurred in connection with such action or suit, including without limitation, reasonable attorneys’ fees incurred at all levels and proceedings, including settlement and appeal, in addition to any other relief to which it may be entitled.

17.            Entire Agreement.  This Agreement contains the entire agreement of the parties and there are no oral or written representations, understandings or agreements between the parties respecting the subject matter of this Agreement that are not fully expressed herein.

18.            Assignment.  Emerson may assign its rights and delegate its duties under this Agreement with the consent of SCOLR, which consent shall not be unreasonably withheld.  SCOLR may assign its rights and delegate its duties under this Agreement to any acquirer of substantially all of SCOLR’s business assets, or substantially all the assets of its nutritional products business upon 30 days prior written notice to Emerson.

19.            Notices.  All notices permitted or required to be given under this Agreement shall be in writing and shall be deemed duly given upon personal delivery by mail or courier, evidenced by receipt; upon transmittal by telephone facsimile (fax) to a fax number specified in writing by the party to be notified; or upon transmittal by electronic mail (e-mail) to the party at the email address specified in writing by the party to be notified.  All notices shall be delivered or sent to the other party at the address(es) set forth in the introductory paragraph of this Agreement or to such other addresses, fax numbers or e-mail addresses as a party may hereafter specify from time to time by notice to the other.

20.            Force Majeure.  Neither party will be considered in default in the performance of any obligation hereunder, and Good Cause for termination shall not exist, to the extent that the performance of an obligation under this Agreement is prevented or delayed by fire, flood, explosion, strike, war, insurrection, embargo, government requirement, civil or military authority, act of terrorism, act of God, or any other event, occurrence of condition which is not caused, in whole or in part, by that party, and which is beyond the reasonable control of that party.

21.           Survival of Rights and Obligations.  Sections 7 through 17, 19 21, 22, and 23 shall survive expiration or termination of this Agreement and shall remain effective in accordance with their terms.

22.           Independent Contractor; Limited Agency.  Emerson is an independent contractor.  The parties do not intend to create, and this Agreement shall not be interpreted to create, any other relationship between the parties.  This Agreement shall not be construed to create a partnership or joint venture between the parties.  Nothing in this Agreement shall be construed, and Emerson shall not indicate, or use words or actions which would tend to indicate that its appointment as SCOLR’s agent pursuant to the terms hereof extends beyond the express scope of the agency granted by SCOLR pursuant to this Agreement.

23.  Arbitration; Governing Law.  Notwithstanding anything to the contrary contained in this Agreement, any controversy or claim arising out of or in connection with this Agreement, its construction, interpretation, effect, performance, non-performance, termination, or consequences thereof, or any transaction contemplated hereby, however characterized as a matter of law (whether in contract, tort or otherwise), including, without limitation, all claims under any federal, state, or local statute, ordinance, regulation or other law, will be settled by arbitration in King County, Washington, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  If it becomes necessary to file suit to compel arbitration hereunder and arbitration is subsequently ordered by the court, the party instituting such suit will be entitled to recover its actual costs and expenses, including, without limitation, attorney's fees, incurred in such action.  This Agreement will be governed by and construed in accordance with the laws of the State of Washington, without regard to its conflicts of law principles, and such laws will be applied and controlling in any arbitration conducted pursuant to this Section 23.

IN WITNESS WHEREOF, the parties hereto have executed this Account Services Agreement on the day and year first set forth above.

SCOLR PHARMA, INC.

By: /s/ Richard M. Levy
Name: Richard M. Levy
Title: EVP & CFO

EMERSON HEALTHCARE LLC

By: /s/ Scott Emerson
Name: Scott Emerson
Title: President